Exhibit 99.1

CubeSmart Announces Pricing of Public Offering of $300 Million of 3.125% Senior Unsecured Notes Due 2026

MALVERN, PA — (Marketwired) — 8/8/16 — CubeSmart (NYSE: CUBE), a self-administered and self-managed real estate investment trust focused on self-storage facilities, announced today that its operating partnership, CubeSmart, L.P. (the “Operating Partnership”), has priced an underwritten public offering of $300 million of 3.125% senior unsecured notes due 2026.  The notes were priced at 99.504% of the principal amount to yield 3.183% to maturity. The notes are fully and unconditionally guaranteed by CubeSmart.  The offering is expected to close on August 15, 2016, subject to customary closing conditions.

The net proceeds from this offering are expected to be approximately $296.1 million after deducting the underwriting discount and estimated transaction expenses payable by us. The Operating Partnership intends to use the net proceeds to repay all of the outstanding indebtedness incurred under the unsecured revolving portion of our credit facility maturing in 2020 and for working capital and other general corporate purposes, which may include repayment or repurchase of other indebtedness.

Wells Fargo Securities, LLC, Barclays Capital Inc. and Jefferies LLC acted as joint book-running managers for the offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Regions Securities LLC, Stifel and U.S. Bancorp Investments, Inc. acted as co-managers for the offering.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2014. When available, copies of the prospectus supplement and accompanying prospectus may be obtained by contacting Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service or by calling toll-free 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or by contacting Jefferies LLC, Investment Grade Debt Capital Markets, 520 Madison Avenue, 3rd Floor, New York, NY 10022 or by calling toll-free 1-877-877-0696 or by emailing DCMProspectuses@jefferies.com. Alternatively, you may request these documents for free by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange

Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. For example, the fact that this offering has priced may imply that this offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. No assurance can be given that the offering discussed above will be completed on the terms described or at all, or that the net proceeds of the offering will be used as indicated. Completion of the offering on the terms described, and the application of the net proceeds of the offering, are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to us. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•                  national and local economic, business, real estate and other market conditions;

•                  the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•                  the execution of our business plan;

•                  the availability of external sources of capital;

•                  financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•                  increases in interest rates and operating costs;

•                  counterparty non-performance related to the use of derivative financial instruments;

•                  our ability to maintain our status as a real estate investment trust for federal income tax purposes;

•                  acquisition and development risks;

•                  increases in taxes, fees, and assessments from state and local jurisdictions;

•                  risks of investing through joint ventures;

•                  changes in real estate and zoning laws or regulations;

•                  risks related to natural disasters;

•                  potential environmental and other liabilities;

•                  other factors affecting the real estate industry generally or the self-storage industry in particular; and

•                  other risks identified in our most recent Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by securities laws.

Company Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700